Exhibit 3.1

EXPLANATORY NOTE:  on May 11, 2006, the Registrant filed Articles of Amendment to Amend Article V of its Articles of Incorporation.  The Registrant previously amended Article I on November 24, 1972, and Article VIII on May 31, 1989.  This Exhibit 3.1 sets forth a complete copy of the Registrant’s Articles of Incorpoation, as amended, in accordance with item 601(b)(3)(;) of Regulation S-K.

ARTICLES OF INCORPORATION

OF

GOLDEN CYCLE GOLD CORPORATION

KNOW ALL MEN by these presents, that we, Benton S. Clark, Jr., J. Robert Peters, and Paul W. Stewart, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the provisions of the Colorado Corporation Act, adopt the following the articles of incorporation:

ARTICLE I

The name of the corporation is Golden Cycle Gold Corporation.

ARTICLE II

Its principal office in the State of Colorado is located at 1515 South Tejon St., Suite 201, Colorado Springs, Colorado 80906.

ARTICLE III

The period of duration the corporation is a perpetual.

ATICLE IV

The nature of the business, or objects or purposes proposed to be transacted, promoted are carried on are:

To mine, produce, practice, acquire, prepare for market, sell, dispose of, and deal in and with, minerals, ores including gold and silver, and similar substances, elements, and deposits.

To search, prospect and explore for minerals, ores, elements, substances, and deposits of all kinds; to acquire, own, develop, and exploit, rights, claims, and interests in land and the natural resources therein; and to acquire, own, maintain, develop, improve, manage, work, and operate, mines, pits, quarries, collieries, and properties of all kinds, in any articles, materials, machinery, equipment, and supplies, used in connection therewith.

To manufacture, separate, reduce, smelt, refine, concentrate, treat, convert, work, produce, sell, dispose of, and deal in and with, metals, alloys, metal products, ores, minerals and the products or by-products thereof; and to establish, build, acquire, own, equip, maintain, improve, repair, operate, mortgage, sell, dispose of, and deal in and with, mills, factories, furnaces, converters, smelters, shops, laboratories, offices, buildings, structures and works of all kinds.

To engaged in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

Two own, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises and to take the same by a device or bequest.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements or processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock or any bonds, securities or evidences of the indebtedness created by any other corporation or corporations of this state, or any other state or government, and, while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specific time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or required, for any other lawful objects.

To purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property or funds; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, nor counted as outstanding, for the purposes of computing any stockholders quorum or vote.

To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in this state, and in any of the several states, territories,

possessions and dependencies of the United States, the District of Columbia, and in any foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects herein before set forth.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or interference from, the terms of any other clause in these articles of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

ARTICLE V

Authorized Shares

The aggregate number of shares which the corporation shall have authority to issue is one hundred million (100,000,000) shares, all of which shares shall be without par value.

ARTICLE IV

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE VII

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation, provided that the number of directors shall not be reduced to less than three (3). Stockholders shall not be allowed to cumulate their shares in the election of directors.

The names and post office addresses of the first board of directors, which shall be Three (3) in number, are as follows:

NAME	POST OFFICE ADDRESS
Benton S.Clark, Jr.	1521 Tudor Rd.
Colorado Springs, CO. 80907

J. Robert Perters	4707 Vista View Lane
Colorado Springs, CO. 80915

Paul W. Stewart	3912 Constitution
Colorado Springs, CO. 80909

ARTICLE VIII

(a) Elimination of Certain Liability of Directors. To the fullest extent permitted by the Colorado Corporation Code as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing in any respect, a director of this corporation shall not be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) for acts specified in Section 7-5-114 of the Colorado Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Indemnification and Insurance.

(i) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or was director, officer, employee or agent of the corporation (including service with respect to employee benefit plans), or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise; whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Colorado Corporation Code, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitting the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in subsection (b) (ii) of this Section, the corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. In the event a director or officer of the corporation shall serve as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise in which the corporation maintained, an investment or maintained an investment at the time such person assumed such position, it shall be conclusively presumed for purposes of the indemnification provided for herein that such service has been undertaken at the request of the corporation. The foregoing presumption shall apply regardless of whether such director or officer is serving such entity at the request of a third party or that his or her service with such entity was commenced prior to the effectiveness of this Article of the Articles of Incorporation or prior to his or her becoming an officer or director of the corporation. The right to indemnification conferred herein shall be a contract right based upon an offer from the corporation which shall be deemed to have been made on the date hereof, and shall be deemed to be accepted by such person’s service or continued service as a director or officer of the corporation and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition in accordance with Section 7-3-101.5(6) of the Colorado Corporation Code, or any successor provision thereto.

(ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article is not paid in full by the corporation within thirty days after a written claim has been receive by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the provisions of Section 7-3-101.(6) have been met) that the claimant has not met the standards of conduct which make permissible under the Colorado Corporation Code for the corporation to indemnify the claimant for the amount claimed,  but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Colorado Corporation Code, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii) Non-exclusivity of Rights. The right to indemnification and the payment of the expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any provision of any by-law, vote of shareholders or directors, or in contract except for insurance polices, but shall be valid only if and to the extent the provision is consistent with the Colorado Corporation Code and these Amended Articles of Incorporation.

(iv) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Colorado Corporation Code.

(v) Retroactivity. The provisions of this Section (b) shall apply to any claim, action, suit and proceeding, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions, or alleged acts or omissions, which heretofore have taken place. If any subsection of this Section (b) shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect.

ARTICLE IX

The capital stock, after the amount of this subscription price, or par value has been paid in shall not be subject to assessment to pay the debts of the corporation.

ARTICLE X

The name and post office addresses at each of the incorporators signing the articles of incorporation are as follows:

NAME	POST OFFICE ADDRESS
Benton S. Clark, Jr.	1521 Tudor Rd.
Colorado Springs, CO. 80907

J. Robert Perters	4707 Vista View Lane
Colorado Springs, CO. 80915

Paul W. Stewart	3912 Constitution
Colorado Springs, CO. 80909

ARTICLE XI

Meetings of the stockholders may be held outside the State of Colorado if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Colorado at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

ARTICLE XII

This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the matter now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII

Registered Office and Agent

The address of the initial registered office of the corporation is 115 Barnes Avenue, P.O. box 4576, Colorado Springs, Colorado 80909, and the name of the initial registered agent of the corporation at such address is Benton S. Clark, Jr.

WE, THE UNDERSIGNED, being each of the incorporators herein before named, for the purposes of forming a corporation pursuant to the Colorado Corporation Law of the State of Colorado do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 17th day of May, 1972.

/s/ Benton S. Clark, Jr.
Benton S. Clark, Jr.

/s/ J. Robert Peters
J. Robert Peters

/s/ Paul W. Stewart
Paul W. Stewart